                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            KEY ENERGY SERVICES, INC.
--------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the
                            Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                           KEY ENERGY SERVICES, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                            EAST BRUNSWICK, NJ 08816

                                                               December 27, 1999

DEAR STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of Stockholders of Key Energy Services, Inc. (the "Company") to be held at The Hilton Hotel, Tower Center Boulevard, Woodbridge Room, East Brunswick, New Jersey 08816, at 11 A.M. on Monday, January 31, 2000.

    Matters to be considered and acted upon by the Stockholders include (i) the election of six directors; and (ii) a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the Company's authorized capital stock, par value $.10 per share, from 100,000,000 shares to 200,000,000 shares (the "Amendment"). These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

    The adoption of the Amendment requires the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company. The failure to vote in person or by proxy, or an abstention from voting, will have the same effect as a vote against the Amendment. Your vote is important. Therefore, the Board of Directors urges each Stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not prevent a Stockholder from voting in person at the meeting.

                                          Sincerely,

                                          [SIGNATURE]
                                          Francis D. John
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           KEY ENERGY SERVICES, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 31, 2000

                            ------------------------

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting) of Key Energy Services, Inc. (the "Company") will be held at The Hilton Hotel, Tower Center Boulevard, Woodbridge Room, East Brunswick, New Jersey 08816 on Monday, January 31, 2000 at 11:00 A.M. (Eastern Standard Time), for the following purposes:

    (1) To elect six Directors for the ensuing year or until their successors are elected and qualified;

    (2) To consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the Company's authorized capital stock, par value $.10 per share, from 100,000,000 shares to 200,000,000 shares; and

    (3) To consider and act on such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on November 11, 1999, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only those Stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    A complete list of the Stockholders entitled to vote at the Annual Meeting will be open for inspection at the Company's offices, Two Tower Center, 20th Floor, East Brunswick, New Jersey, at least 10 days before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]
                                          Jack D. Loftis, Jr.

                                          SECRETARY

East Brunswick, New Jersey
December 27, 1999

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE MEETING.

                           KEY ENERGY SERVICES, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                          ANNUAL STOCKHOLDERS MEETING
                          TO BE HELD JANUARY 31, 2000

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Key Energy Services, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Hilton Hotel, Tower Center Boulevard, Woodbridge Room, East Brunswick, New Jersey 08816 at 11:00 A.M. on Monday, January 31, 2000, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the Company's Stockholders on or about December 27, 1999.

    The Company will bear all costs of solicitation of proxies. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional compensation, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. In addition, the Company has engaged D. F. King & Co. to assist in the solicitation for a fee of $5,000, plus out-of-pocket expenses.

REVOCABILITY OF PROXIES

    Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised, by delivering to the Secretary of the Company at its principal executive office located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816, a written notice of revocation or another duly executed proxy bearing a later date. A Stockholder of record also may revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATE, VOTING AND SHARE OWNERSHIP

    Only holders of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on November 11, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Each share of Common Stock is entitled to one vote. On the Record Date there were outstanding and entitled to vote 82,740,330 shares of Common Stock.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast (41,370,166 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Directors listed herein and in favor of the other matters set forth in the Notice of Annual Meeting accompanying this Proxy Statement. A Stockholder marking the proxy "Abstain" will not be counted as a vote in favor of or against the election of Directors. If a quorum exists, a proposal can be adopted by an affirmative vote of (i) in the case of election of Directors, a plurality; and
(ii) in the case of the proposal to adopt the amendment to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), to increase the Company's authorized capital stock from 100,000,000 shares, par value $.10 per share, to 200,000,000 shares, par value $.10 per share (the "Amendment"), two-thirds of the issued and outstanding shares of Common Stock. Since the proposal to adopt the Amendment requires the affirmative vote of two-thirds of issued and outstanding shares of Common Stock, as opposed to a percentage of the shares of Common Stock that are present at the Annual Meeting (and for which a vote for the proposal has been cast), the failure to vote in person or by proxy or an election to abstain will have the same effect as a vote against the Amendment.

    Votes cast at the Annual Meeting will be tabulated by a duly appointed inspector of election. The inspector will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector will treat shares represented by "broker non-votes" as present for purposes of determining a quorum, although such shares will not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and
(iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, six Directors are to be elected, each Director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified unless such Director resigns or is properly removed from office prior to such time. The persons named in the accompanying proxy have been designated by the Board of Directors, and unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. All of the nominees previously have been elected as Directors by the Stockholders. If any of the nominees become unavailable to serve, the shares represented by proxies will be voted for the election of a substitute nominee selected by the Board of Directors, or the size of the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to prevent any nominee from serving. For information regarding ownership of Common Stock by the nominees see "Security of Ownership of Management and Certain Beneficial Owners-Management." Certain information concerning the nominees is set forth below.

NAME                                              POSITION                  AGE
----                                 -----------------------------------  --------
Francis D. John(1).................  Chairman of the Board, President,       45
                                       Chief Executive Officer and Chief
                                       Operating Officer
David J. Breazzano(1)(2)...........  Director                                43
Kevin P. Collins(1)(2).............  Director                                48
William D. Manly(2)(3).............  Director                                76
W. Phillip Marcum(3)...............  Director                                55
Morton Wolkowitz(1)(3).............  Director                                71

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    Francis D. John has been Chairman of the Board since August 1996 and the Chief Executive Officer since October 1989. Mr. John re-assumed the duties of Chief Operating Officer effective April 1999. He has been a Director and President since June 1988 and served as the Chief Financial Officer from October 1989 through July 1997. Before joining the Company, he was Executive Vice President of Finance and Manufacturing of Fresenius U.S.A., Inc. Mr. John previously held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen. He received a BS from Seton Hall University and an MBA from Fairleigh Dickinson University.

    David J. Breazzano has been a Director since October 1997. Mr. Breazzano is one of the founding principals at DDJ Capital Management, LLC, an investment management firm established in 1996. Mr. Breazzano previously served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is also a director of Waste Systems International, Inc. and Samuels Jewelers, Inc. He holds a BS from Union College and an MBA from Cornell University.

    Kevin P. Collins has been a Director since March 1996. Mr. Collins has been a managing member of the Old Hill Company LLC since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a Director of WellTech, Inc. ("WellTech") from January 1994 until March 1996 when WellTech was merged into the Company. He holds a BS and an MBA from the University of Minnesota.

    William D. Manly has been a Director since December 1989. He retired from his position as an Executive Vice President of Cabot Corporation in 1986, a position he had held since 1978. Mr. Manly is a director of Metallamics, Inc. and CitiSteel, Inc. He holds a BS and an MS from the University of Notre Dame.

    W. Phillip Marcum has been a Director since March 1996. Mr. Marcum was a director of WellTech from January 1994 until March 1996 when WellTech was merged into the Company. From October 1995 until March 1996, Mr. Marcum was the acting Chairman of the Board of Directors of WellTech. He has been Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., formerly known as Marcum Natural Gas Services, Inc. ("Metretek Technologies"), since January 1991 and is a director of TestAmerica, Inc. He holds a BBA from Texas Tech University.

    Morton Wolkowitz has been a Director since December 1989. Mr. Wolkowitz served as President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provided a variety of roofing services, from 1958 through 1989. Mr. Wolkowitz has been a private investor since 1989. He holds a BS from Syracuse University.

REQUIRED VOTE

    The six nominees for election as Directors who receive the greatest number of votes shall be elected as Directors.

    The Board of Directors recommends that the Stockholders vote FOR the election of each of the nominees listed above.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended June 30, 1999, the Board of Directors held eight meetings. Each of the current directors who then was in office attended at least 75% of the meetings of the Board of Directors and each committee thereof on which such Director served.

    The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee.

    AUDIT COMMITTEE. During fiscal 1999 the Audit Committee held one meeting and is currently composed of Messrs. Breazzano, Collins and Manly. The functions of the Audit Committee include meeting with the Company's independent auditors annually to review financial results, internal financial controls and procedures and audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of the Company's independent auditors, approves services provided by the independent public accountants before providing such services, and evaluates the possible effect the performance of such services will have on the accountants independence.

    COMPENSATION COMMITTEE. During fiscal 1999 the Compensation Committee met five times and is currently composed of Messrs. Manly, Marcum and Wolkowitz. The Compensation Committee (i) recommends to the Board of Directors the compensation for the Company's officers; (ii) administers and makes awards under the Company's compensation plans; and (iii) monitors and makes recommendations with respect to the Company's various employee benefit plans.

    EXECUTIVE COMMITTEE. The Executive Committee is currently composed of Messrs John, Breazzano, Collins and Wolkowitz. The Executive Committee will exercise the powers delegated to it by the Board of Directors.

DIRECTOR COMPENSATION

    No director who is also an employee of the Company or any of its subsidiaries received any fees from the Company for his services as a Director or as a member of any committee of the Board. During the fiscal year ended
June 30, 1999 all other Directors ("Non-employee Directors") received a fee equal to $3,000 per month for each month of service and are reimbursed for travel and other expenses directly associated with Company business. Additionally, during fiscal 1999 the Company paid the premiums with respect to insurance for the benefit of Messrs. Collins and Marcum in the amount of $2,871 and $5,389, respectively. Each Non-employee Director was granted options under the 1997 Incentive Plan on September 4, 1998 and May 5, 1999 to purchase 50,000 and 100,000 shares of Common Stock, respectively, other than Mr. Wolkowitz who was granted options to purchase 60,000 shares of Common Stock on September 4, 1998 and options to purchase 120,000 shares of Common Stock on May 5, 1999. The options granted on September 4, 1998 and May 5, 1999 vest in four equal annual installments commencing on the date of grant of each of the options.

EXECUTIVE OFFICERS

    The Company's executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders. All the Company's executive officers are listed below, with the exception of Mr. John, who is included in the section "Election of Directors".

    Thomas K. Grundman has been an Executive Vice President and the Chief Financial Officer and Treasurer since July 1999 and the Chief Accounting Officer since November 1999. Effective December 1999, Mr. Grundman became Executive Vice President of International Operations. He joined the Company in April 1999 as Sr. Vice President of Strategic and Business Development. From late 1996 to April 1999, Mr. Grundman was Senior Vice President at PNC Bank, N.A. where he ran the Oil and Gas Corporate Finance Group and was responsible for providing financing and advisory services in all sectors of the energy industry. From 1984 through 1996, Mr. Grundman held several positions at Chase Manhattan Bank and its predecessor institutions, most recently as a Managing Director in the oil and gas group. Mr. Grundman holds a BS in Finance from Syracuse University.

    James J. Byerlotzer has been Executive Vice President of Domestic Well Service and Drilling Operations since July 1999. Effective December 1999, Mr. Byerlotzer's title was changed to Executive Vice President of Domestic Operations. He joined the Company in September 1998 as Vice President--Permian Basin Operations after the Company's acquisition of Dawson Production Services, Inc. ("Dawson"). From February 1997 to September 1998, he served as the Senior Vice President and Chief Operating Officer of Dawson. From 1981 to 1997,
Mr. Byerlotzer was employed by Pride Petroleum Services, Inc. ("Pride"). Beginning in February 1996, Mr. Byerlotzer served as the Vice President Domestic Operations of Pride. Prior to that time, he served as Vice President--Permian Basin of Pride and in various other operating positions in Pride's Gulf Coast and California operations. Mr. Byerlotzer holds a BA from the University of Missouri in St. Louis.

    D. Kirk Edwards has been Senior Vice President of Safety, Human Resources and Technology since July 1999. Effective December 1999, Mr. Edwards' title was changed to Senior Vice President of Human Resources and Information Technology. He has been President and Chief Executive Officer of Odessa Exploration Incorporated, a wholly-owned subsidiary of the Company ("Odessa"), since
July 1993. He was a member of the Board of Directors from July 1994 to March 1996. Mr. Edwards was the owner and president of Odessa from 1987 until it was acquired by the Company in 1993. Mr. Edwards holds a BS from the University of Texas at Austin.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

    The following sets forth, as of November 17, 1999, the number of shares of Common Stock beneficially owned by each (i) Director, (ii) executive officer, and (iii) all Directors and executive officers of the Company as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person.

                                                                    PERCENTAGE OF
                                                        NUMBER OF    OUTSTANDING
NAME OF BENEFICIAL OWNER                                SHARES(1)     SHARES(2)
------------------------                                ---------   -------------
Francis D. John(3)....................................    671,164          *
Kevin P. Collins(4)...................................    165,072          *
William D. Manly(5)...................................    112,709          *
W. Philip Marcum(6)...................................    165,072          *
David J. Breazzano(7).................................     95,000          *
Morton Wolkowitz(8)...................................    491,216          *
James J. Byerlotzer(9)................................     27,000          *
D. Kirk Edwards(10)...................................    151,400          *
Thomas K. Grundman(11)................................     10,000          *
Directors and Executive Officers as a group (9
  persons)............................................  1,888,633       2.2%

------------------------

*   Less than 1%

(1) Includes all shares with respect to which each Director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under currently exercisable stock options granted under the 1997 Incentive Plan.

(2) Based on 82,740,330 shares of Common stock outstanding at November 17, 1999, plus, for each beneficial owner, those number of shares underlying currently exercisable options or warrants held by each executive officer or Director.

(3) Includes 593,750 shares issuable upon exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include
    (i) 981,250 shares issuable pursuant to options that have not vested and
    (ii) shares issuable pursuant to 375,000 options that were disposed of pursuant to a marital property settlement in fiscal 1999.

(4) Includes 110,000 shares issuable upon the exercise of vested options. Does not include 110,000 shares issuable pursuant to options that have not vested.

(5) Includes 110,000 shares issuable upon the exercise of vested options. Does not include 110,000 shares issuable pursuant to options that have not vested.

(6) Includes 110,000 shares issuable upon the exercise of vested options. Does not include 110,000 shares issuable pursuant to options that have not vested.

(7) Includes 45,000 shares issuable upon the exercise of vested options. Does not include 105,000 shares issuable pursuant to options that have not vested.

(8) Includes 144,000 shares issuable upon the exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include 131,000 shares issuable pursuant to options that have not vested.

(9) Includes 5,000 shares issuable upon the exercise of vested options. Does not include 255,000 shares issuable pursuant to options that have not vested.

(10) Includes 32,500 shares issuable upon the exercise of vested options. Does not include 152,500 shares issuable pursuant to options that have not vested.

(11) Does not include 300,000 shares issuable pursuant to options that have not vested.

    In addition, the following Named Executive Officers (as defined in "Other Information-Executive Compensation") who were not executive officers of the Company at November 17, 1999 beneficially own (based on available information) Common Stock as follows: Danny R. Evatt--51,250 shares (includes 36,250 shares issuable upon the exercise of vested options); Michael R. Furrow -28,000 shares (includes 5,000 shares issuable upon the exercise of vested options); Stephen E. McGregor--440,000 shares (includes 400,000 shares issuable upon the exercise of vested options); and Kenneth V. Huseman--2,500 shares.

CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of November 17, 1999, certain information regarding the beneficial ownership of Common Stock by each person, other than the Company's directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                             SHARES BENEFICIALLY
                                                                    OWNED
                                                             AT NOVEMBER 17, 1999
NAME AND ADDRESS OF BENEFICIAL                              ----------------------
OWNER, IDENTITY OF GROUP                                      NUMBER      PERCENT
------------------------------                              ----------   ---------
West Highland Capital, Inc.(1)............................  8,000,000      9.7%
  Lang H. Gerhard
  300 Drake's Landing Road, Suite 290
  Greenbrae, California 94904

------------------------

(1) As reported on Schedule 13G (Amendment No. 1) filed with the Commission on July 6, 1999.

      PROPOSED AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

    The Board of Directors has proposed to amend the Articles of Incorporation. The Amendment, if adopted, would increase the Company's authorized shares of capital stock, par value $.10 per share, from 100,000,000 shares to 200,000,000 shares. The Articles of Incorporation currently authorize the issuance of 100,000,000 shares of capital stock that initially have been designated as Common Stock, par value $.10 per share. Under the Articles of Incorporation, the Board of Directors may reclassify and classify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. Therefore, although all of the Company's capital stock currently is classified as Common Stock, the Board of Directors could reclassify authorized but unissued shares of capital stock as one or more series of preferred stock.

    The Board of Directors believes that increasing the number of authorized shares of capital stock will provide the Company with greater flexibility to pursue actions that enhance stockholder value. After adjusting for shares of capital stock issuable upon conversion of its outstanding convertible securities, the Company currently has fewer than 700,000 shares of capital stock available for issuance. The Company has in place effective shelf registration statements pursuant to which it can issue up to approximately $531.0 million in publicly traded securities, including capital stock. Increasing the number of authorized shares will allow the Company to take advantage of its shelf registration statements should management determine that it is in the Company's best interest. Issuing additional shares can benefit the Company by
(i) furthering its primary goal of improving its balance sheet, (ii) enabling it to respond quickly to opportunities in the capital markets, (iii) providing it with additional forms of consideration for strategic acquisitions, and
(iv) allowing it to enjoy capital resources similar to its peer group.

    The authorization of additional shares of capital stock will not, by itself, have any effect on the rights of the Stockholders. However, any future issuances of capital stock may have a dilutive effect. Furthermore, under certain circumstances, an increase in the number of authorized shares of capital stock can provide corporate management with a means to discourage a change of control, such as through the issuance to Stockholders of rights to purchase additional shares of Common Stock at bargain prices. As in the case of other types of issuances, those intended to prevent or adversely affect changes of control could be accomplished without further Stockholder approval. However, the Board of Directors has no present intention of using the additional authorized shares for such a purpose and is not aware that any takeover or similar action is contemplated. Moreover, the Articles of Incorporation currently prohibit any classification or reclassification of the Company's capital stock that would
(i) allow more than one vote per share; (ii) allow capital stock to be issued in connection with any so-called "shareholder rights plan", "poison pill," or other anti-takeover measure; or (iii) issue capital stock for consideration less than the fair consideration determined in good faith by the Board of Directors.

    Set forth in Exhibit A to this Proxy Statement are the Articles of Amendment to the Articles of Incorporation. If this proposal is adopted by the Stockholders, the Articles of Incorporation would be amended as provided therein.

REQUIRED VOTE

    The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to approve the Amendment. Since the affirmative vote of two-thirds of the issued and outstanding shares of Common Stock is required to approve the amendment, as opposed to a specified percentage of the shares present at the Annual Meeting, the failure to vote in person or by proxy, or an abstention from voting, will have the same affect as a vote against the Amendment.

    The Board of Directors recommends that the Stockholders vote FOR the Amendment.

                               OTHER INFORMATION

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table reflects the compensation for services to the Company for the years ended June 30, 1999, 1998, and 1997 for (i) the Chief Executive Officer of the Company, (ii) the Company's four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at June 30, 1999 and
(iii) a former executive officer of the Company for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that such individual was not serving as an executive officer of the Company at June 30, 1999 (the "Named Executive Officers").

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                    ANNUAL COMPENSATION              OTHER       ------------
                             ----------------------------------      ANNUAL         SHARES       ALL OTHER
                                          SALARY       BONUS      COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR        ($)          ($)           ($)         OPTIONS(1)        ($)
---------------------------  --------   ----------   ----------   ------------   ------------   ------------
Francis D. John...........     1999     429,000(2)        --            --       1,200,000           --
  President and Chief          1998     395,000           --            --              --           --
  Executive Officer            1997     341,250      500,000            --         250,000(3)        --

Kenneth V. Huseman........     1999     257,650           --            --         300,000       10,210(5)
  Executive Vice President     1998     240,000      400,000(6)         --              --           --
  and Chief Operating          1997     200,000      125,000            --         100,000           --
    Officer(4)

Stephen E. McGregor.......     1999     240,000           --            --         400,000           --
  Executive Vice President,    1998     272,500(7)   275,000(8)         --         250,000           --
  Chief Financial Officer
    and Treasurer(9)

James J. Byerlotzer.......     1999     121,153           --            --         260,000       75,000(10)
  Vice President--Permian
  Basin Operations(11)

Michael R. Furrow.........     1999     112,759           --        13,333(13)      75,000           --
  Vice President--Central
  Operations(11)(12)

Danny R. Evatt............     1999     145,000           --            --          90,000           --
  Vice President of            1998     137,500       30,000            --              --           --
  Financial Operations and     1997     125,000       25,080            --          15,000           --
  Chief Information
    Officer(14)

------------------------

(1) Represents the number of shares issuable pursuant to vested and non-vested stock options granted during the applicable fiscal year.

(2) Reflects a salary decrease of 38% effective December 1, 1998 as compared to the salary in effect at July 1, 1998.

(3) 125,000 of these options were transferred in fiscal 1999 pursuant to a marital property settlement.

(4) Mr. Huseman's employment with the Company was terminated effective April 9, 1999 and all options awarded to Mr. Huseman have been forfeited.

(5) Represents insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Huseman.

(6) The Board awarded Mr. Huseman this discretionary bonus after fiscal 1998 in recognition of the successful completion of a series of acquisitions in fiscal 1998 and fiscal 1999.

(7) Includes payments made to Mr. McGregor under a consulting agreement with the Company pursuant to which he was retained from July 15, 1997 through December 31, 1997.

(8) The Board awarded Mr. McGregor this discretionary bonus after fiscal 1998 in recognition of the successful completion of a series of financing transactions in fiscal 1998 and fiscal 1999.

(9) Mr. McGregor's employment with the Company was terminated effective as of July 1, 1999 and the options for 250,000 shares granted to him in fiscal 1998 have been forfeited.

(10) Represents payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc.

(11) Messrs. Byerlotzer and Furrow joined the Company on September 21, 1998.

(12) Mr. Furrow ceased serving as an executive officer effective as of July 1, 1999.

(13) Represents amounts reimbursed to Mr. Furrow for certain relocation expenses.

(14) Mr. Evatt ceased serving as an executive officer effective as of November 11, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information relating to options granted under the 1997 Incentive Plan to the Named Executive Officers during fiscal 1999. The Company did not grant any stock appreciation rights during fiscal 1999.

                                                          INDIVIDUAL
                                                            GRANTS
                                          NUMBER OF       % OF TOTAL
                                        SECURITIES OF      OPTIONS       EXERCISE
                                         UNDERLYING       GRANTED TO      PRICE                  GRANT DATE
                                           OPTIONS       EMPLOYEES IN      PER      EXPIRATION    PRESENT
NAME                                       GRANTED      FISCAL YEAR(1)    SHARE        DATE       VALUE(2)
----                                    -------------   --------------   --------   ----------   ----------
Francis D. John.......................   500,000(3)            10.1%      $7.125     09/04/08    $2,705,000
                                         700,000(4)            14.1         3.00     05/05/09     1,673,000
Kenneth V. Huseman....................   300,000(3)             6.0        7.125     09/04/08     1,623,000
Stephen E. McGregor...................   100,000(3)             2.0        7.125     09/04/08       541,000
                                         300,000(5)             6.0         3.00     05/05/09       717,000
James J. Byerlotzer...................    10,000(6)             0.2        7.125     10/15/08        52,400
                                         250,000(4)             5.0         3.00     05/05/09       597,500
Michael R. Furrow.....................    10,000(6)             0.2        7.125     10/15/08        52,400
                                          65,000(4)             1.3         3.00     05/05/09       155,350
Danny R. Evatt........................    10,000(3)             0.2        7.125     09/04/08        54,100
                                          80,000(4)             1.6         3.00     05/05/09       191,200

------------------------

(1) Based on options to purchase a total of 4,969,444 shares of Common Stock granted under the 1997 Incentive Plan during fiscal 1999.

(2) The grant date value of stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility--98%; risk-free interest rate--5.09%; time of exercise--5 years; and no dividend yield.

(3) These options were granted on September 4, 1998, and vest in four equal annual installments commencing on the date of grant. Options awarded to Mr. Huseman have been forfeited as of result of the termination of his employment with the Company. Options awarded to Mr. McGregor became fully vested effective July 1, 1999 pursuant to his severance agreement.

(4) These options were granted on May 5, 1999, and vest in three equal annual installments commencing July 1, 2000.

(5) These options were granted on May 5, 1999, and vested on the date of grant.

(6) These options were granted on October 15, 1998, and vest in four equal annual installments commencing on the date of grant.

AGGREGATED OPTION EXERCISES AND VALUES AS OF FISCAL YEAR END

    The following table sets forth certain information as of June 30, 1999 relating to the value of unexercised options held by the Named Executive Officers. None of the Named Executive Officers exercised stock options during fiscal 1999.

                                                                                  VALUE OF UNEXERCISED
                                                    NUMBER OF UNEXERCISED         IN-THE-MONEY-OPTIONS
                                                  OPTIONS AT JUNE 30, 1999         AT JUNE 30, 1999(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Francis D. John(2).............................     468,750       1,106,250     $     --       $584,375
Kenneth V. Huseman(3)..........................     233,334              --           --             --
Stephen E. McGregor(4).........................     391,667         258,333      168,750             --
James J. Byerlotzer............................       2,500         257,500           --        140,525
Michael R. Furrow..............................       2,500          72,500           --         36,562
Danny R. Evatt.................................      33,750          91,250           --         45,000

------------------------

(1) The dollar values in this column are calculated by determining the difference between the fair market value of the Common Stock for which the applicable options are exercisable as of the end of the fiscal year and the exercise price of such options. The fair market value is based on the last sale price of the Common Stock on the NYSE on June 30, 1999, which was $3.5625.

(2) With respect to Mr. John, the amount reported reflects the transfer of 375,000 options in fiscal 1999 pursuant to a marital property settlement.

(3) All options awarded to Mr. Huseman have been forfeited since his employment with the Company ceased.

(4) 250,000 options awarded to Mr. McGregor have been forfeited since his employment with the Company ceased.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    The Company entered into an employment agreement with Mr. John effective as of July 1, 1995, which provided that Mr. John will serve as President, Chief Executive Officer and a Director of the Company for a three-year term commencing July 1, 1995 and continuing until June 30, 1998. Under this agreement, Mr. John initially received annual base compensation of $325,000. Mr. John's base compensation was reviewed annually under this agreement and could be increased by the Board of Directors in its discretion.

    Effective as of July 1, 1999, the Company entered into a new employment agreement with Mr. John, which provides that Mr. John will serve as Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of the Company for a five-year term commencing July 1, 1999 and continuing until June 30, 2004 with an automatic one-year renewal on each anniversary date commencing July 1, 2000, unless terminated no later than 30 days before a renewal. Under this agreement, Mr. John's annual base salary will be $575,000 per year subject to annual review by the Board of Directors; PROVIDED, HOWEVER, that his base salary may be increased, but not decreased. This agreement also provides that he will be entitled to (i) participate in the Company's Performance Compensation Plan, with performance criteria to be approved by the Compensation Committee, (ii) receive additional bonuses at the discretion of the

Compensation Committee, and (iii) participate in the 1997 Incentive Plan. In addition to salary and bonus, Mr. John is entitled to life insurance in an amount equal to $5 million, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Also, if Mr. John is subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    Mr. John's new employment agreement provides that he will not (i) exercise any option pertaining to shares of Common Stock that has been granted to him (or which may be granted to him) or (ii) sell any Common Stock other equity securities of the Company that he owns for a period of three years from the effective date of his new employment agreement, other than in the event of a Change in Control. However, if the price of the Common Stock is in excess of an average of $12.00 per share for a period of 60 days, then Mr. John shall be entitled to sell or otherwise dispose of any equity securities of the Company owned by him provided he does not reduce his aggregate beneficial ownership of equity securities of the Company by more than 50% of his then aggregate holdings at the time of such sales or other disposition.

    In the event that Mr. John's employment agreement is terminated by the Company without "Cause" or by Mr. John for "Good Reason," death, "Disability", or as a result of a "Change in Control," all as defined in the agreement, Mr. John will be entitled to receive: (i) accrued but unpaid salary to the date of termination; (ii) any prior year bonus earned but not paid and a pro rata bonus for the year in which the termination occurs; (iii) a severance payment in the amount of three times the sum of the average of his total annual compensation (i.e., salary plus bonus) for the preceding three years;
(iv) immediate vesting and exercisability of all stock options held by him (to the extent not already vested and exercisable) for the remainder of the original term of the option; (v) any other amounts earned, accrued or owing to Mr. John, but not yet paid including any and all obligations to be performed with respect to applicable benefits or perquisites to be provided to him following his termination; and (vi) continued participation in medical, dental, and life insurance coverage until Mr. John receives equivalent coverage and benefits under the plans and programs of a subsequent employer, or the death of the latter of Mr. John or his spouse. In the event that Mr. John's employment is terminated for Cause or as a result of his resignation, he will be entitled to receive (a) accrued unpaid salary to the date of the termination, (b) any prior year-end bonus earned but not paid; and (c) the vested portion of stock options which he then holds.

    Furthermore, Mr. John's new employment agreement also provides for a three-year non-competition provision in the event that he is receiving severance payments pursuant to the terms of his employment agreement or, in the event that no payments are being made pursuant to the agreement, a one-year prohibition against competition applies. In the event Mr. John's employment is terminated as a result of a Change in Control, the agreement provides that the non-competition provision will not apply.

    Mr. Grundman entered into an employment agreement with the Company effective as of July 1, 1999. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 60 days prior to the commencement of an extension term. Under this agreement, Mr. Grundman initially receives annual base compensation of $200,000 and is eligible for additional annual incentive bonuses. If during the term of his employment agreement Mr. Grundman is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination. Also, if Mr. Grundman is subject to the tax imposed by
Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    Mr. Byerlotzer entered into an employment agreement with the Company effective as of November 13, 1998. Under this agreement, Mr. Byerlotzer initially received annual base compensation of $170,000. Mr. Byerlotzer entered into a new employment agreement with the Company effective as of July 1, 1999 for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under the new agreement, Mr. Byerlotzer receives annual base compensation of $185,000 and is eligible for additional annual incentive bonuses. If during the term of his employment agreement Mr. Byerlotzer is terminated by the Company for any reason other than for cause, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination.

    Mr. Edwards entered into an employment agreement with the Company effective as of July 1, 1996. The agreement is for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of the extension term. Under this agreement, Mr. Edwards initially received annual base compensation of $165,000, and is eligible for an additional annual incentive bonus of up to 30% of his base compensation. Mr. Edward's employment agreement provides that if during the term of his employment agreement
Mr. Edwards is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he is entitled to severance compensation equal to two times his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation is payable in a lump sum on the date of termination.

    Mr. Huseman entered into an employment agreement with the Company effective as of August 3, 1996. This employment agreement was for a three year term commencing on August 3, 1996. Under this agreement, Mr. Huseman initially received annual base compensation of $200,000 and was eligible for an additional annual incentive bonus of up to 50% of his base compensation. If during the term of his employment agreement, Mr. Huseman was terminated by the Company for any reason other than for cause, or if he terminated his employment because of a material breach by the Company or following a change of control of the Company, he was entitled to severance compensation equal to two times his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination resulted from a change of control of the Company, severance compensation was payable in a lump sum on the date of termination. Mr. Huseman was also subject to restrictions on competition during the term of this agreement. Mr. Huseman's employment with the Company ceased effective as of April 9, 1999. The Company did not pay Mr. Huseman any severance compensation in connection with the termination of his employment.

    Mr. McGregor entered into an employment agreement with the Company effective as of January 1, 1998. Under this agreement, Mr. McGregor initially received annual base compensation of $240,000, and was eligible for an additional annual incentive bonus of up to 50% of his base compensation. Mr. McGregor's employment agreement provided that if during the term of his employment agreement
Mr. McGregor was terminated by the Company for any reason other than for cause, or if he terminated his employment because of a material breach by the Company or following a change of control of the Company, he was entitled to severance compensation equal to two times his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination resulted from a change of control of the Company, severance compensation was payable in a lump sum on the date of termination. Mr. McGregor was subject to restrictions on competition during the term of this agreement. Mr. McGregor's employment with the Company ceased effective as of July 1, 1999 and he was paid severance benefits as discussed below.

    Mr. Evatt entered into an employment agreement with the Company effective as of July 1, 1995. Mr. Evatt entered into a new employment agreement with the Company effective as of July 1, 1999 for a three-year term, and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under the new agreement, Mr. Evatt initially receives annual base compensation of $145,000 per year and is eligible for additional incentive bonuses. If during the term of his agreement Mr. Evatt is terminated by the Company for any reason other than for cause, he will be entitled to receive severance compensation equal to his base compensation, payable in equal installments over a 24-month period following the termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination. Mr. Evatt ceased serving as an executive officer of the Company effective as of November 11, 1999, however his employment agreement remains in effect.

    Mr. Furrow entered into an employment agreement with the Company effective as of January 4, 1999. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under this agreement, Mr. Furrow initially received an annual base compensation of $160,000 and is eligible for additional annual incentive bonuses. If during the term of his employment agreement, Mr. Furrow is terminated by the Company for any reason other than for cause, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 12-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination. Mr. Furrow ceased serving as an executive officer of the Company effective as of July 1, 1999, however his employment agreement remains in effect.

SEVERANCE AGREEMENTS

    Effective as of July 1, 1999, the Company entered into a severance arrangement with Mr. McGregor pursuant to which the Company made a one-time severance payment to Mr. McGregor in the amount of $100,000. In addition, Mr. McGregor will be entitled to receive additional payments of $725,000 for services to be rendered by him in connection with the disposition by the Company of certain of its assets to be specified. The Company has advanced Mr. McGregor $425,000 against these payments. In addition, the severance arrangement provides that Mr. McGregor will be entitled to receive certain group medical and dental, life, executive life, accident and disability benefits for a three-year period following his termination, as well as an automobile allowance and certain additional payments to cover any short-fall in any payments made pursuant to the Company's medical insurance coverage. Mr. McGregor's severance arrangement with the Company also provides that certain options to acquire shares of Common Stock that have been granted to him will become immediately vested and that certain of those options will remain exercisable for a period of five years. The severance arrangement also provides Mr. McGregor with certain piggy-back registration rights with respect to shares of the Common Stock acquired by him upon the exercise of those options.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee is responsible for establishing the Company's compensation philosophy and policies, setting the terms of and administering its option plans, reviewing and approving employment contracts and salary recommendations for executive officers and setting the compensation for the Chief Executive Officer. The Company's overall compensation philosophy is to align the financial interests of management with those of the Company's stockholders, taking into account the Company's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, employment agreements with the executive officers approved by the Compensation Committee provide for compensation consisting of base salary, participation in incentive compensation and performance plans based upon performance and stock options and other stock-based awards. The Compensation Committee's decision to adopt the 1997 Incentive Plan and the Performance Compensation Plan, as well as prior stock-based incentive plans, was taken, in part, to align more closely the financial interests of executive officers and key employees with those of the Company's stockholders. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through grants of stock options and other incentive awards will enable the Company to attract and retain executives with the outstanding managerial abilities essential to the Company's success, motivate these executives to perform to their full potential and enhance stockholder value.

    In approving base and incentive compensation levels for executive officers, the Compensation Committee has considered the fact that, during the past year, the oil field services industry, and in particular drilling contractors, have undergone severe contractions in activity forcing some companies to withdraw or be eliminated from the market place. The Committee is also aware that the ability of companies to compete in this new marketplace depends in part on the need to retain and attract executives with the necessary industry knowledge and management and financial skills to enhance Key Energy's position in the marketplace. Despite collapsing energy and credit markets during fiscal 1999, the Committee believes that Key has attained a leadership position in its industry and, because of management's strategic positioning, including diversifying the Company into natural gas producing regions, the Company is now in a position to capitalize on its position in the marketplace.

    The employment agreements with the Company's executive officers allow for significant bonuses in future years pursuant to the Company's management incentive bonus plan. Bonus awards under such plan are based upon achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities. The Board of Directors determines the Company's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for the Company's operating subsidiaries.

    The Compensation Committee has also adopted the Performance Compensation Plan, which was approved by stockholders at the Company's Annual Meeting. Under the Performance Compensation Plan, for each fiscal year commencing with the Company's 1999 fiscal year, the formula for calculating the bonus to which an executive officer who is designated as a participant may be deemed to be entitled will be determined based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity;
(b) earnings per share; (c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and
(i) attainment of balance sheet criteria, including but not limited to reduction(s) in long-term and short-term indebtedness.

    The Compensation Committee has concluded that the Performance Compensation Plan provides appropriate incentives to senior management of the Company, and is a fair and reasonable method upon which to base the incentive compensation of the executive officers of the Company who are designated as participants in the Plan.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1 million paid to individual executive officers per taxable year unless certain exceptions, including compensation based on performance goals, are satisfied. The Performance Compensation Plan was adopted by the Compensation Committee in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation.

    Fiscal year 1999 compensation for Mr. John as Chief Executive Officer consisted of a total salary of $429,000, which reflects a salary decrease of 38% effective December 1, 1998 as compared to the salary in effect at July 1, 1998. Mr. John's salary was set under the terms of his employment agreement. The Committee's arrangements with its Chief Executive Officer have been designed from the outset to align his compensation to the enhancement of shareholder value. To that end, during fiscal 1999, the Committee granted to Mr. John 500,000 and 700,000 stock options, with per share exercise prices of $7.125 and $3.00, respectively, representing the market value of an underlying share of the Company's Common Stock on the date of each grant. In addition the Committee also considered the average cash and other compensation and equity positions of chief executive officers of selected companies deemed by the Compensation Committee to be comparable; the fact that Mr. John has identified, negotiated and structured numerous beneficial acquisitions and financings; as well as the fact that Mr. John has never exercised any stock options or sold any Common Stock.

    Since the Company's reorganization in December 1992, total stockholder value has increased from a negative net worth of $5.6 million at November 30, 1992, to a positive net worth of approximately $288 million at June 30, 1999. In addition to leading the Company through its critical post-reorganization period, as noted earlier, Mr. John strengthened the Company's position through strategic acquisitions, and by negotiating and structuring the Company's financings; including a public offering by the Company of 55,000,000 shares of its Common Stock and the correlative pay down of the Company's debt and loosening of the covenants in its bank debt. Corporate overhead has remained low and staffing patterns lean. In these and other initiatives, Mr. John has enhanced the Company's ability to compete effectively and has positioned the Company to participate in future growth in the industry and to enhance stockholder value.

    The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of the Company's stockholders and the Company's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

                                          William D. Manly, Chairman
                                          W. Phillip Marcum
                                          Morton Wolkowitz

COMPARATIVE PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and a peer group comprised of four of the Company's competitors ("PEER GROUP 1"). The following graph assumes the investment of $100 on June 30, 1994 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and the reinvestment of dividends (rounded to the nearest dollar).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       KEY ENERGY SERVICES, INC.  PEER GROUP  S & P 500
6/94                         100         100        100
6/95                          90         107        126
6/96                         150         185        159
6/97                         324         306        214
6/98                         239         226        279
6/99                          65         211        342
11/99                         91         239        348

------------------------

(1) All values are as of the last day of the month for the period presented.

(2) Peer Group 1 consists of Grey Wolf, Inc. (formerly DI Industries, Inc.), Nabors Industries, Inc., Pride International, Inc. and Parker Drilling Company. Values are adjusted for dividends, when applicable.

(3) The number of shares of Common Stock outstanding increased approximately 347% from approximately 18.5 million shares to approximately 82.7 million shares as a result of the Company's public equity offering in the last quarter of fiscal 1999.

COMPARATIVE PERFORMANCE GRAPH SINCE PUBLIC EQUITY OFFERING

    Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total returns of (i) the Standard & Poor's 500 Index, (ii) Peer Group 1, and (iii) the Philadelphia Exchange Oil Service Index. The following graph assumes the investment of $100 on May 7, 1999, the closing date of the Company's public equity offering, in Common Stock, the Standard & Poor's 500 Index, Peer Group 1 and the Philadelphia Exchange Oil Service Index and the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


          KEY ENERGY SERVICES, INC.  PEER GROUP 1  S & P 500  PEER GROUP 2
5/7/99                          100           100        100           100
5/31/99                          96            96         97            94
6/30/99                         110           113        102           102
7/31/99                         117           111         99           105
8/31/99                         144           133         98           110
9/30/99                         152           125         96            98
10/31/99                        138           114        102            95
11/30/99                        154           128        104           100

------------------------

(1) Except for the measurement point, all values are as of the last day of the month presented.

(2) Peer Group 2 is the Philadelphia Exchange Oil Service Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In order to assist Francis D. John, the Chairman of the Board, President and Chief Executive Officer of the Company, with the acquisition of and relocation to a new primary residence, the Company provided Mr. John interim or bridge loans in the aggregate amount of $2,350,000, pending Mr. John obtaining mortgage financing from a financial institution, or other third party lender, or otherwise arranging for the repayment of such loans. Mr. John's indebtedness to the Company is evidenced by three (3) notes payable to the Company on demand, which bear interest on the principal balance outstanding thereunder at the rate equal to 125 basis points above the most recently published London Interbank Offered Rates ("LIBOR") for one-month contracts, redetermined on each monthly anniversary of the dates thereof. The notes provide that interest is due and payable upon the payment of any principal thereunder in the amount equal to accrued and unpaid interest calculated as described above on the amount of the principal payment being made. Payment of the notes is secured by a mortgage on the property in question executed by Mr. John in favor of the Company.

    Subsequent to the bridge loans described above, during the period from December 1998 to August 1999, the Company also provided additional cash advances, in the form of personal loans, to Mr. John in the aggregate amount of $2,655,000, a portion of which has been (and is expected in the future to be) used for the purchase of Common Stock. Mr. John's additional indebtedness to the Company is evidenced by seven (7) additional notes payable to the Company on demand, which also bear interest on the principal balance outstanding thereunder at the rate equal to 125 basis points above the most recently published LIBOR for one-month contracts, redetermined on each monthly anniversary of the dates thereof. These notes likewise provide that interest is due and payable upon the payment of any principal thereunder in an amount equal to accrued and unpaid interest calculated as described above on the amount of the principal payment being made. Payment of these additional notes is also secured by a mortgage on Mr. John's personal residence executed by Mr. John in favor of the Company. As a result of these additional borrowings, Mr. John currently has aggregate borrowings outstanding from the Company in the amount of $5 million, which are secured by a first mortgage on his principal residence.

    In connection with the negotiation of the terms of a five-year employment agreement with Mr. John and as an inducement to Mr. John to enter into the new employment agreement, the Company entered into an agreement with Mr. John, dated as of August 2, 1999, whereby, with respect to the aggregate of $5 million in loans by the Company to Mr. John described above, the Company has agreed that such loans, together with the accrued interest payable thereon, will be forgiven ratably during the five year period commencing on July 1, 2000 and ending on July 1, 2004. The agreement provides that the foregoing forgiveness of indebtedness is predicated and conditioned upon Mr. John remaining employed by the Company during the period from July 1, 1999 to July 1, 2004. The agreement also provides that the foregoing forgiveness of indebtedness is also conditioned upon the price of Common Stock reaching $12.00 per share. In addition, in the event that Mr. John is terminated by the Company for "Cause" (as defined in the agreement), or in the event that Mr. John voluntarily terminates his employment with the Company, the agreement further provides that the entire remaining principal balance of these loans, together with accrued interest payable thereon, will become immediately due and payable by Mr. John. However, in the event that Mr. John's employment is terminated for "Good Reason", or as a result of Mr. John's death or "Disability", or as a result of a "Change in Control" (all as defined in that agreement), the agreement stipulates that the remaining principal balance outstanding on the loans, together with accrued interest thereon, will be forgiven.

    The agreement provides that, during the term thereof, Mr. John shall be required to post such additional collateral to secure such loans as the Board of Directors of the Company in its sole discretion may from time to time deem to be necessary and/or appropriate under the circumstances and that the Board shall review the adequacy of the collateral on at least an annual basis.

    This agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. John will be entitled to receive a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest). In addition, the agreement provides that if Mr. John is subject to the tax imposed by
Section 4999 of the Internal Revenue Code, the Company will reimburse him for such tax on an after-tax basis.

    Mr. John's employment agreement also contain restrictions relating to the price of Common Stock. Specifically it provides that he will not (i) exercise any option pertaining to shares of Common Stock that has been granted to him (or which may be granted to him) or (ii) sell any Common Stock or other equity securities of the Company that he owns for a period of three years from the effective date of his new employment agreement, other than in the event of a Change in Control. However, if the price of the Common Stock is in excess of an average of $12.00 per share for a period of 60 days, then Mr. John shall be entitled to sell or otherwise dispose of any equity securities of the Company owned by him provided he does not reduce his aggregate beneficial ownership of equity securities of the Company by more than 50% of his then aggregate holdings at the time of such sales or other disposition.

    On January 6, 1998, Metretek Technologies, a diversified provider of products and services to the natural gas industry and a company for which W. Phillip Marcum, one of the Directors of the Company, serves as Chairman of the Board, President and Chief Executive Officer, sold certain assets held by its wholly owned subsidiary, Marcum Gas Transmission, to Odessa. Metretek Technologies sold the assets for a total consideration of $700,000. Metretek Technologies also granted Odessa a right of first refusal to participate in future projects developed by Marcum Gas Transmission on terms and conditions identical to those provided to Marcum Gas Transmission.

    During fiscal 1998, the Company deposited $250,000 in a money market account as collateral to secure a bank loan made to a business entity in which Danny R. Evatt, Chief Information Officer and Vice President of Financial Operations of the Company, owns an interest. Such amount is still on deposit as collateral for the loan.

    In fiscal 1999, an investment management firm in which David J. Breazzano, one of the Company's Directors, is a principal, purchased $25 million principal amount of the Company's borrowings under a bridge loan agreement which has since been repaid in full.

    In fiscal 1999, the Company entered into a consulting agreement with an investment banking firm in which Kevin P. Collins, one of the Company's Directors, is a principal, pursuant to which such firm provided financial advisory services to the Company in connection with the Equity Offering and for which such firm received a total of $167,000.

    In connection with the negotiation of an employment agreement with Thomas K. Grundman, the Company's Executive Vice President of International Operations, Chief Financial Officer, Chief Accounting Officer and Treasurer, the Company made a $240,000 bridge loan and a $150,000 relocation loan to assist
Mr. Grundman's relocation to the Company's executive offices. Interest on these loans accrues at a rate of 6.125% per annum. The bridge loan has been repaid. The relocation loan together with accrued interest will be forgiven in three installments of $50,000 each on July 1, 2000, 2001 and 2002; PROVIDED that if Mr. Grundman's employment is terminated during such period in a way that
(i) triggers severance obligations, all amounts owed shall be immediately forgiven or (ii) does not trigger severance obligations, all amounts owed shall be immediately due and payable.

AUDITORS

    KPMG Peat Marwick LLP ("Peat Marwick"), certified public accounting firm, has served as the Company's independent auditor for several years. Although management anticipates that this relationship will continue during 2000, no formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of Peat Marwick inasmuch as no such action is legally required. A representative of Peat Marwick plans to attend the Annual Meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the Annual Meeting if he so desires, although it is not expected that any statement will be made.

    The Audit Committee of the Board of Directors assists the Board of Directors in assuring that the Company's accounting and reporting practices are in accordance with applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter that the Audit Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders also are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that its Directors, executive officers or 10% stockholders complied with all Section 16(a) filing requirements during the fiscal year ended
June 30, 1999, other than Messrs. Furrow and Grundman, each of whom did not file a Form 3 on a timely basis and Mr. Byerlotzer who did not file a Form 3 and Form 4, with respect to one transaction, on a timely basis.

LIMITATION ON INCORPORATION BY REFERENCE

    Notwithstanding any reference in prior or future filings by the Company with the Commission that purport to incorporate this Proxy Statement by reference into another filing, such incorporation shall not include any material herein under the captions "Other Information--Compensation Committee Report" or "Other Information--Comparative Performance Graph."

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2000 Annual Meeting must be in writing and be received by the Company no later than August 29, 2000. For the proposal to be included in the proxy statement, the Stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the General Counsel.

    Stockholders that intend to present a proposal that will not be included in the proxy statement for the Company's 2000 Annual Meeting must give written notice of a stockholder's intent to submit such a proposal on or before November 10, 2000. The notice submitted by a stockholder should include a statement that the proponent intends to solicit the necessary percentage of stockholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.

OTHER MATTERS

    The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their best judgment on such matters.

    The Company's Annual Report to Stockholders covering the fiscal year ended June 30, 1999 has been mailed to each Stockholder entitled to vote at the Annual Meeting or accompanies this Proxy Statement.

                                          By Order of the Board of Directors
                                          [SIGNATURE]
                                          Francis D. John
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

December 27, 1999

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           KEY ENERGY SERVICES, INC.

    Key Energy Services, Inc., a Maryland corporation (the "CORPORATION"), certifies to the Maryland Department of Assessments and Taxation as follows:

    (1) The Corporation desires to amend its Amended and Restated Articles of Incorporation as are currently in effect (the "ARTICLES OF
       INCORPORATION") in accordance with Section 2-601 and 2-602 of the Maryland General Corporation Law.

    (2) These Articles of Amendment amend Paragraph (a) of Article FIFTH of the Articles of Incorporation of the Corporation.

    (3) The Board of Directors of the Corporation, by unanimous written consent effective as of October 19, 1999, adopted a resolution that these Articles of Amendment shall be submitted for shareholder approval as being advisable and in the best interests of the Corporation.

    (4) These Articles of Amendment were duly adopted by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at the Corporation's Annual Meeting held on January 11, 2000.

    Paragraph (a) of Article FIFTH of the Articles of Incorporation is amended to read in its entirety as follows:

        "FIFTH: (a) The total number of shares of shares of stock of all classes which the Corporation has authority to issue is Two Hundred Million (200,000,000) shares of capital stock amount in aggregate par value to $20,000,000. All of such shares are initially classified as "Common Stock" (par value $.10 per share). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, PROVIDED, HOWEVER, that, notwithstanding anything to the contrary in these Articles, no such classification or reclassification shall create a class of stock which shall
    (i) have more than one vote per share, (ii) be issued in connection with any so-called "shareholder rights plan," "poison pill" or other anti-takeover measure, or (iii) be issued for consideration which is less than fair consideration as determined in good faith by the Corporation's Board of Directors."

Immediately before the effectiveness of these Articles of Amendment, the Corporation has authority to issue 100,000,000 shares of Common Stock, par value $.10 per share, with an aggregate par value of $10,000,000.

    Upon effectiveness of these Articles of Amendment, the Corporation will have authority to issue 200,000,000 shares of capital stock, all of which will be initially classified as Common Stock, par value $.10 per share, with an aggregate par value of $20,000,000.

    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary on January 31, 2000.

--------------------------------------------   --------------------------------------------
Jack D. Loftis, Jr., SECRETARY                 Francis D. John, PRESIDENT

    THE UNDERSIGNED, President of Key Energy Services, Inc., who executed on behalf of the Corporation these Articles of Amendment, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are to be the corporate act of the Corporation and hereby certifies that the matters and facts set forth herein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          --------------------------------------
                                          Francis D. John, PRESIDENT

                                     PROXY
                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                           KEY ENERGY SERVICES, INC.

    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2000

    The undersigned Stockholder of Key Energy Services, Inc. (the "Company") hereby constitutes and appoints Francis D. John and Jack D. Loftis, Jr., and each of them singly, proxies and attorneys of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act upon all matters (unless and except as expressly limited on the reverse side hereof) at the Annual Meeting of Stockholders to be held on Tuesday, January 31, 2000, at the Hilton Hotel, Tower Center Boulevard, Woodbridge Room, East Brunswick, New Jersey 08816, at 11:00 a.m., local time, and at any and all adjournments thereof, in respect of all shares of the Common Stock, par value $.10 per share, of the Company held by the undersigned or in respect of which the undersigned would be entitled to vote or act, with all the powers the undersigned would possess if personally present. All proxies heretofore given by the undersigned, in respect of said meeting are hereby revoked.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                Please Detach and Mail in the Envelope Provided
/X/ Please mark your
   votes as in this example

ITEM 1.  To elect six Directors  FOR ELECTING ALL NOMINEES
                                 (EXCEPT FOR PERSON(S) WHOSE NAME(S) IS (ARE) WRITTEN BELOW) / /

ITEM 1.  WITHHOLD AUTHORITY
         TO VOTE FOR ALL NOMINEES LISTED AT RIGHT / /

    Nominees: Francis D. John David J. Breazzano Kevin P. Collins William D.
                    Manly W. Phillip Marcum Morton Wolkowitz

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                            THAT PERSON'S NAME HERE:

--------------------------------------------------------------------------------

ITEM 2. To approve the Amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized capital stock, par value $.10 per share, from 100,000,000 shares to 200,000,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

SPECIFY DESIRED ACTION BY MARKING YOUR VOTE IN THE APPROPRIATE SPACES. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFIC DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR ITEM 2. THE PERSONS NAMED AS PROXIES HAVE DISCRETIONARY AUTHORITY THAT THEY INTEND TO EXERCISE IN FAVOR OF THE PROPOSALS REFERRED TO AND ACCORDING TO THEIR BEST JUDGEMENT AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

(PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.)

                                          Dated: _______________________________

                                          ______________________________________
                                          PLEASE PRINT NAME OF STOCKHOLDER HERE:

                                          ______________________________________
                                                    PLEASE SIGN HERE:

NOTE: The signature on this Proxy should correspond exactly with the Stockholder's name as printed above. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.